SHARA NURMAKHANOVA

December 28, 2023

Board of Directors

China Solar & Clean Energy Solutions, Inc.

To the Board of Directors:

I hereby resign all positions, including Director and Treasurer of China Solar & Clean Energy Solutions, Inc. (the “Company”).

This resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Sincerely,

Shara Nurmakhanova